FOR IMMEDIATE RELEASE

CONTACTS:

JAMES G. RAKES, CHAIRMAN, PRESIDENT & CEO
(540) 951-6236    jrakes@nbbank.com

DAVID K. SKEENS, TREASURER & CFO
(540) 951-6347    dskeens@nbbank.com

NATIONAL BANKSHARES, INC. POSTS RECORD EARNINGS FOR 2010

BLACKSBURG, VA, FEBRUARY 10, 2011:  National Bankshares, Inc. (NASDAQ Capital Market: NKSH) today announced that it had record net income of nearly $15.57 million for the twelve months ended December 31, 2010, an 8.7% increase over the nearly $14.32 million earned in 2009.  Basic net income per share grew from $2.07 for 2009 to $2.25 in 2010.  The return on average assets for 2010 was 1.57% and the return on average equity was 12.07%.  This compares to 1.47% and 12.23%, respectively, for 2009.  National Bankshares, Inc. is the parent company of the National Bank of Blacksburg, which does business as National Bank from 25 offices throughout Southwest Virginia.  It also has a non-bank financial services subsidiary, National Bankshares Financial Services, Inc., which does business in the same market as National Bankshares Insurance Services and National Bankshares Investment Services.

National Bankshares, Inc. ended 2010 with total assets of $1.02 billion, up by 4.06 % over the nearly $982.37 million in total assets reported at December 31, 2009.  The Company experienced a modest 2.44% decline in net loans, from $583.02 million at December 31, 2009 to $568.78 million at the end of 2010.

For the three months ended December 31, 2010, National Bankshares, Inc. had net income of nearly $3.81 million, up slightly from the $3.80 million for the same three month period of 2009.  Net interest income increased from $9.32 million for the fourth quarter of 2009 to $9.66 million for the last three months of 2010.  An increase in the provision for loan losses, from $681 thousand in 2009 to $1.20 million in the three months ended December 31, 2010, resulted in net interest income after provision for loan losses of $8.46 million for the final quarter of 2010.  This compares with nearly $8.64 million in the same period of 2009.  The decline in this category was offset by a drop in total noninterest expense, from $6.15 million for the final three months of 2009 to $5.82 million for the three months ended December 31, 2010.

Commenting on the Company’s financial results for 2010, National Bankshares Chairman, President & CEO James G. Rakes said, “Despite challenges in the national and local economies, we were able to maintain strong core earnings in 2010. Our subsidiary bank kept its traditional and conservative focus again this year.  Net income for 2010 was largely the result of higher net interest income and lower noninterest expense.  Interest rates remained low and stable throughout the year, and we saw a drop in total interest income.  However, total interest expense declined at a faster rate than interest income, resulting in a 9.58% increase in net interest income, from $34.66 million for the twelve months ended December 31, 2009 to over $37.98 million for 2010.  As a result of a higher provision for loan losses, the ratio of the allowance for loan losses to total loans grew from 1.17% at December 31, 2009 to 1.33% at December 31, 2010.  We increased the provision for loan losses in 2010 because some of our loan customers are still dealing with the effects of the prolonged economic downturn.  We therefore experienced an increase in total nonperforming loans, from $6.75 million at the end of 2009 to $8.42 million at December 31, 2010.  The ratio of nonperforming assets to loans net of unearned income and deferred fees, plus other real estate owned, increased from 1.50% at year-end 2009 to 1.75% at the end of December 2010.  The ratio is high when compared with historical levels here at National Bankshares, but it remains reasonable when compared with peers.  It seems as if our market area did not feel the full effects of the national recession as early as some other parts of the country, but now it is not recovering as quickly as certain other regions.”

Mr. Rakes continued, “In May, we will be celebrating the 120th anniversary of the founding of National Bank.  Milestones like this give us an opportunity to reflect on our history and to put current challenges into a larger perspective.  We are proud of our heritage as traditional bankers, and we look forward to serving our communities for many years to come.”

National Bankshares, Inc. is a financial holding company headquartered in Blacksburg, Virginia.  Its stock is traded on the NASDAQ Capital Market under the symbol “NKSH”.  Additional information is available on the Company’s web site at www.nationalbankshares.com.

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.”  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties.  Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements.  Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology.  The Company does not update any forward-looking statements that it may make.

National Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheet
(Unaudited)

($ in thousands, except for per share data)	December 31, 2010	December 31, 2009
Assets
Cash and due from banks	$9,858	$12,894
Interest-bearing deposits	69,400	32,730
Federal funds sold	---	---
Securities available for sale	184,907	168,041
Securities held to maturity	131,000	129,376
Total securities	315,907	297,417
Mortgage loans held for sale	2,460	126
Loans:
Real estate construction loans	46,169	45,625
Real estate mortgage loans	173,533	165,542
Commercial and industrial loans	269,818	283,998
Consumer loans	87,868	95,844
Total loans	577,388	591,009
Less: unearned income and deferred fees	(945)	(1,062)
Loans, net of unearned income and deferred fees	576,443	589,947
Less: allowance for loan losses	(7,664)	(6,926)
Loans, net	568,779	583,021
Bank premises and equipment, net	10,470	10,628
Accrued interest receivable	6,016	6,250
Other real estate owned	1,723	2,126
Intangible assets	11,543	12,626
Other assets	26,082	24,549
Total assets	$1,022,238	$982,367

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$131,540	$122,549
Interest-bearing demand deposits	365,040	310,629
Savings deposits	55,800	51,622
Time deposits	332,203	367,312
Total deposits	884,583	852,112
Other borrowed funds	---	---
Accrued interest payable	257	336
Other liabilities	8,211	7,843
Total liabilities	893,051	860,291

Stockholders' Equity
Preferred stock of no par value.
Authorized 5,000,000 shares; none issued and outstanding	---	---
Common stock of $1.25 par value.
Authorized 10,000,000 shares; issued and outstanding
6,933,474 shares at December 31, 2010, December 31, 2009	8,667	8,667
Retained earnings	123,161	113,901
Accumulated other comprehensive income (loss), net	(2,641)	(492)
Total stockholders' equity	129,187	122,076
Total liabilities and stockholders' equity	$1,022,238	$982,367

National Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
($ in thousands, except for per share data)
Interest Income
Interest and fees on loans	$9,199	$9,408	$36,919	$37,578
Interest on federal funds	---	---	---	---
Interest on interest-bearing deposits	43	17	128	90
Interest on securities – taxable	1,354	1,507	5,588	6,273
Interest on securities – nontaxable	1,669	1,650	6,504	6,546
Total interest income	12,265	12,582	49,139	50,487

Interest Expense
Interest on time deposits of $100,000 or more	744	1,054	3,439	5,417
Interest on other deposits	1,859	2,208	7,719	10,405
Interest on borrowed funds	---	1	---	3
Total interest expense	2,603	3,263	11,158	15,825
Net interest income	9,662	9,319	37,981	34,662
Provision for loan losses	1,200	681	3,409	1,634
Net interest income after provision for loan losses	8,462	8,638	34,572	33,028

Noninterest Income
Service charges on deposit accounts	666	808	2,858	3,314
Other service charges and fees	103	80	317	343
Credit card fees	783	743	2,954	2,803
Trust income	272	261	1,118	1,053
Bank-owned life insurance	202	202	760	756
Other income	139	230	354	491
Realized securities gains (losses), net	(13)	(11)	(14)	44
Total noninterest income	2,152	2,313	8,347	8,804

Noninterest Expense
Salaries and employee benefits	2,758	2,927	10,963	11,336
Occupancy and furniture and fixtures	456	448	1,875	1,792
Data processing and ATM	379	355	1,499	1,371
FDIC assessment	275	298	1,080	1,727
Credit card processing	620	570	2,300	2,121
Intangibles and goodwill amortization	271	271	1,083	1,093
Net costs of other real estate owned	34	293	214	393
Franchise taxes	241	219	963	885
Other operating expenses	786	771	3,150	3,135
Total noninterest expense	5,820	6,152	23,127	23,853
Income before income tax expense	4,794	4,799	19,792	17,979
Income tax expense	987	1,004	4,223	3,660
Net income	$3,807	$3,795	$15,569	$14,319

Basic net income per share	$0.55	$0.55	$2.25	$2.07
Fully diluted net income per share	$0.55	$0.55	$2.24	$2.06
Weighted average outstanding number of common shares
Basic	6,933,474	6,933,474	6,933,474	6,932,126
Diluted	6,957,364	6,953,970	6,949,936	6,945,530
Dividends declared per share	$0.47	$0.43	$0.91	$0.84
Dividend payout ratio	---	---	40.52	40.67
Book value per share	---	---	$18.63	$17.61

Key Ratios and Other Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
Average Balances	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Cash and due from banks	$12,186	$11,858	$11,862	$11,879
Interest-bearing deposits	73,785	27,338	55,477	35,841
Securities available for sale	164,993	167,023	161,504	166,592
Securities held to maturity	129,123	130,924	128,028	131,645
Mortgage loans held for sale	1,811	940	1,339	911
Gross loans	580,533	587,198	585,604	579,766
Loans, net	571,961	579,633	577,210	572,438
Intangible assets	11,698	12,781	12,102	13,187
Total assets	1,007,740	969,092	989,952	971,538
Total deposits	866,988	838,866	852,953	846,637
Other borrowings	---	44	---	49
Stockholders' equity	133,122	122,276	129,003	117,086
Interest-earning assets	944,837	909,411	926,901	913,091
Interest-bearing liabilities	740,745	718,632	730,135	731,446

Financial ratios
Return on average assets	1.50%	1.55%	1.57%	1.47%
Return on average equity	11.35%	12.31%	12.07%	12.23%
Net interest margin	4.47%	4.51%	4.52%	4.23%
Net interest income – fully taxable equivalent	$10,654	$10,331	$41,914	$38,595
Efficiency ratio	45.40%	48.61%	46.01%	50.32%
Average equity to average assets	13.21%	12.62%	13.03%	12.05%

Allowance for loan losses
Beginning balance	$7,794	$6,453	$6,926	$5,858
Provision for losses	1,200	681	3,409	1,634
Charge-offs	(1,351)	(225)	(2,810)	(647)
Recoveries	21	17	139	81
Ending balance	$7,664	$6,926	$7,664	$6,926

Asset Quality Data
(Unaudited)

Nonperforming assets	December 31, 2010	December 31, 2009
Nonaccrual loans	$1,938	$4,098
Restructured loans	6,483	2,652
Total nonperforming loans	8,421	6,750
Other real estate owned	1,723	2,126
Total nonperforming assets	$10,144	$8,876
Loans 90 days or more past due	$1,336	$1,697

Asset quality ratios
Nonperforming assets to loans net of unearned income and deferred fees, plus other real estate owned	1.75%	1.50%
Allowance for loan losses to total loans	1.33%	1.17%
Allowance for loan losses to nonperforming loans	91.01%	102.61%
Loans past due 90 days or more to loans net of unearned income and deferred fees	0.23%	0.29%